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                                                                   EXHIBIT 23.03


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 Post-Effective Amendment No. 2) and related Prospectus of Intuit Inc. for the registration of securities of Intuit Inc. and to the incorporation by reference therein of our report dated August 14, 2002, except for Note 11, as to which the date is February 7, 2003, with respect to the consolidated financial statements and schedule of Intuit Inc. for the year ended July 31, 2002, included within Intuit's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2003.



                                            /s/ Ernst & Young LLP

San Francisco, California
April 23, 2003